WELLS-GARDNER
                     Electronics Corporation
                    2701 North Kildare Avenue
                     Chicago, Illinois 60639

                                      March 20, 1998





To Our Shareholders:

  You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Wells-Gardner Electronics Corporation which will be held at the General Offices of the Company, 2701 North Kildare Avenue, Chicago, Illinois, April 28, 1998, at 2:00 P.M. Central Daylight Savings Time. All holders of common shares of the Company as of the close of business on March 13, 1998, are entitled to vote at the Annual Meeting.

      Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement. A current report on the business operations of the Company will be presented at the meeting and shareholders will have an opportunity to ask questions. We plan to adjourn the meeting at approximately 3:00 P.M., but members of senior management will remain to answer any additional questions you may have.

     We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, you are urged to complete, sign, date and return the proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

                                  Sincerely,

                                  ANTHONY SPIER
                                  Anthony Spier
                                  Chairman of the Board, President
                                  and Chief Executive Officer

              WELLS-GARDNER ELECTRONICS CORPORATION

    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - APRIL 28, 1998

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Wells-Gardner Electronics Corporation will be held on Tuesday, April 28, 1998, at 2:00 P.M., Central Daylight Savings Time, at the general offices of the Company, 2701 North Kildare Avenue, Chicago, Illinois, for the following purposes:

1.       To elect eight directors;
2. To consider and vote upon a proposal to adopt the Company's 1998 Incentive Stock Plan;

3. To consider and vote upon a proposal to ratify the appointment of KPMG Peat Marwick LLP, as independent public accountants of the Company for the current fiscal year;

4. To act upon any other business which may properly be brought before the meeting.

The close of business on March 13, 1998, has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.



                                  By Order of the Board of Directors,

                                  GENE AHNER
                                  Gene Ahner
                                  Secretary


March 20, 1998

              WELLS-GARDNER ELECTRONICS CORPORATION
                       PROXY STATEMENT FOR
                 ANNUAL MEETING OF SHAREHOLDERS
                     TUESDAY, APRIL 28, 1998

  This Proxy Statement is being sent on or about March 20, 1998, to all holders of common shares, $1.00 par value ("Common Stock"), the only class of stock outstanding, of Wells-Gardner Electronics Corporation, 2701 North Kildare Avenue, Chicago, IL 60639 (the "Company"), entitled to vote at the Annual Meeting of Shareholders on April 28, 1998 (the "Meeting"), in order to furnish information relating to the business to be transacted.

Voting Procedures

  Shareholders of record at the close of business on March 13, 1998, are entitled to vote at the Meeting. As of that date, there were 4,230,858 shares of Common Stock outstanding. Shareholders are entitled to one vote per share owned on the record date, and with respect to the election of directors, shareholders have cumulative voting rights. Under cumulative voting, each shareholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, and such shareholder may cast such votes for one nominee or distribute them in any manner among any number of nominees.

  A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

  You may revoke your proxy at any time before it is actually voted at the Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, or by attending the Meeting and withdrawing the proxy. You may also be represented by another person present at the Meeting by executing a proxy designating such person to act on your behalf. Each unrevoked proxy card properly executed and received prior to the close of the Meeting will be voted as indicated.

  Unless otherwise indicated on the proxy card, votes represented by all properly executed proxies will be distributed equally among the nominees for director named herein, except that if additional persons are nominated, the proxies will have discretionary authority to cumulate votes among the nominees named herein. The withholding of authority to vote for any individual nominee or nominees will permit the proxies to distribute the withheld votes in their discretion among the remaining nominees. In addition, where specific instructions are not indicated, the proxy will be voted FOR the adoption of the 1998 Incentive Stock Plan and the FOR the ratification of appointment of the selection of KPMG Peat Marwick as independent auditors. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares represented at the meeting and entitled to vote is required for the election of directors and the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote is required for the adoption of the Company's 1998 Incentive Stock Plan and ratification of appointment of KPMG Peat Marwick LLP and for any other matters which may be submitted for consideration. Abstentions are included in the determination of the number of shares present for purposes of determining if a quorum is present. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker "non-votes" will be treated as not represented at the Meeting as to matters for which a non-vote is indicated on the broker's proxy and will not affect the determination of the outcome of the vote on any proposal to be decided at the Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

  The cost of soliciting proxies will be borne by the Company. The Company will solicit shareholders by mail through its regular employees and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company also may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has engaged the services of MacKenzie Partners, Inc. ("MacKenzie Partners"), a proxy solicitation firm. The Company will pay a fee for such services, which it reasonably expects to be no more that $3,000 and will reimburse out-of-pocket expenses of MacKenzie Partners.

  A copy of the 1997 Annual Report to Shareholders, which includes the consolidated financial statements of the Company for 1997, was mailed to the shareholders on or about March 20, 1998.

                      ELECTION OF DIRECTORS

  The bylaws of the Company provide that the number of directors of the Company shall be from five to nine, as fixed from time to time by the Board of Directors. The size of the Board is currently set at eight members. Shareholders are entitled to cumulative voting in the election of directors. See "Voting Procedures" herein. Directors will hold office until the next Annual Meeting and until their successors are duly elected and qualified, or until their earlier death or resignation. The Board of Directors has inquired of each nominee and has ascertained that each will serve if elected. In the event that any of these nominees should become unavailable for election, the Board of Directors may designate substitute nominees, in which event the shares represented by the proxy cards returned will be voted for such substitute nominees unless an instruction to the contrary is indicated on the proxy card.

Information Concerning Nominees

ANTHONY SPIER                                 Director since April, 1990
Anthony Spier, age 54, has been Chairman of the Board, President and Chief Executive Officer since April 1994. Before joining the Company, Mr. Spier was President of Bruning Corporation, a manufacturer of drafting equipment and supplies, from 1989 to 1994. Prior thereto, he was Vice President of AM International, and President of the
International Division of AM International. He is a member of the Executive and Acquisition Committee.

JOHN R. BLOUIN                                Director since April, 1989
John R. Blouin, age 51, has been President of James Industries, Inc. since 1982. James Industries, a sales representative organization serving the electronics and computer industries, has served the Company as a sales representative since 1979. See "Compensation Committee Interlocks and Insider Participation" for additional disclosure regarding James Industries, Inc. Prior to joining James Industries in 1980, Mr. Blouin served in a variety of sales management and marketing positions with General Electric Corporation. Mr. Blouin also serves as a director of American Manufacturing and Technologies Inc. He is chairman of the Compensation Committee.

H. WAYNE HARRIS                               Director since April, 1995
H. Wayne Harris, age 63, is the President of Wayne Harris Company, a Dallas-based appliance wholesaler, a position he has held since 1988. Prior thereto, Mr. Harris was Corporate Vice President of Roper
Corporation, a manufacturer of home appliances and outdoor power equipment, from 1981 to 1988. He is a member of the Compensation Committee.

IRA J. KAUFMAN                             Director since February, 1997
Ira J. Kaufman, age 70, is Senior Managing Director of Mesirow Financial since 1995. Prior thereto, Mr. Kaufman was Chairman of the Board and Chief Executive Officer of Rodman & Renshaw Inc. Mr. Kaufman was also Chairman of the Board and Chief Executive Officer of Exchange National Bank of Chicago. He is member of the New York Stock Exchange, American Stock Exchange, Chicago Board of Trade, Chicago Board Options Exchange and National Association of Securities Dealers. Mr. Kaufman also serves as a director of Anicom, Inc. and First Eagle National Bank. He is a member of the Audit and Acquisition Committees.

FRANK R. MARTIN                              Director since August, 1997
Frank R. Martin, age 51, is Senior Partner of the law firm Righeimer, Martin and Cinquino, P.C. Mr. Martin has been associated with this firm since 1974.

JAMES J. ROBERTS, JR.                         Director since April, 1982
James J. Roberts, Jr., age 53, has been Chairman of the Board and Chief Executive Officer of James Industries, Inc. since its incorporation in 1977. James Industries, a sales representative organization serving the electronics and computer industries, has served the Company as a sales representative since 1979. See "Compensation Committee Interlocks and Insider Participation" for additional disclosure regarding James Industries, Inc. He is chairman of the Executive Committee and a member of the Acquisition Committee.

RANDALL S. WELLS                              Director since April, 1996
Randall S. Wells, age 46, has been Executive Vice President and General Manager of the Company since 1987. Mr. Wells has been employed by the Company since 1971 in various positions. He is a member of the Executive Committee.

ERNEST R. WISH                               Director since August, 1995
Ernest R. Wish, age 66, is Chairman of the Board of WRM, Inc. a residential real estate management firm. Mr. Wish also held the position as the Director of Revenue from 1995 to 1996, and was City Clerk from 1993 to 1995, for the City of Chicago. Prior thereto, Mr. Wish was Managing Partner of the Chicago and Midwest Regional offices of Coopers & Lybrand LLP, a public accounting firm. Mr. Wish also serves as a director of Evans, Inc. He is chairman of the Audit Committee and a member of the Compensation and Acquisition Committees.

  The shares represented by the proxy cards returned will be voted FOR the election of these nominees, as specified under "Voting Procedures" herein, unless specified otherwise.

Voting Rights Agreement
  The Company, Anthony Spier, John R. Blouin, James J. Roberts, Jr., Randall S. Wells and James Industries, Inc. are parties to a voting rights agreement (the "Voting Rights Agreement") dated February 29, 1996, governing the voting of Common Stock for directors of the Company.
 Pursuant to the Voting Rights Agreement, the parties have agreed to vote their shares of Common Stock at each election of directors for such slate of nominees as the Executive Committee of the Board designates, provided that such slate shall always include Anthony Spier, John R.
Blouin, James J. Roberts, Jr., Randall S. Wells and or any of them as are willing and able to serve as directors (collectively, the "Designated Directors"). In any election of directors of the Company in which the number of nominees exceeds the number of directors to be elected, the agreement provides that the parties will vote in a manner to assure the election of the greatest number of Designated Directors or their successors. The Voting Rights Agreement terminates on the earlier of the termination of the Sales Representative Agreement between the Company, James Industries, Inc. and James J. Roberts, Jr. (see "Compensation Committee Interlocks and Insider Participation" herein) or December 31, 2000.

Board Compensation
  Employee directors do not receive additional compensation for serving on the Board of Directors. At the 1996 Annual Meeting, shareholders approved the Nonemployee Director Stock Plan. The Nonemployee Director Stock Plan provides for awards to each nonemployee director of 800 shares of Common Stock each year, an attendance fee of 200 shares of Common Stock for each Board and committee meeting attended, and a cash payment in an amount sufficient to offset tax liability incurred in connection with such stock awards and expenses of attendance, as well as stock options for a number of shares of Common Stock equal to one percent of the number of shares of Common Stock outstanding on the date of grant divided by the number of eligible directors, to be granted to nonemployee directors in office upon final adjournment of an annual meeting of shareholders. The Company also pays the premiums for directors' and officers' liability insurance policies. The Board of Directors met four times in 1997 and the non-employee directors were paid for the four meetings. All directors attended at least 96 percent of the aggregate number of Board and committee meetings on which they served in 1997.

Committees of the Board
  The Board of Directors has a standing Audit Committee, Executive Committee, Compensation Committee and Acquisition Committee. Although the Board has no nominating committee, the Executive Committee deals with matters relating to nominations to the Board.

Audit Committee
  The Audit Committee consists of Ira J. Kaufman and Ernest R. Wish. The Audit Committee met four times during 1997. It also meets separately with representatives of the Company's independent auditors and with representatives of senior management. The Audit Committee reviews and makes recommendations to the Board regarding a number of operating matters including: (i) the general scope of audit coverage;
(ii) the fees charged by the independent auditors; and (iii) matters relating to the Company's internal control systems.

Executive Committee
  The Executive Committee consists of James J. Roberts, Jr., Anthony Spier and Randall S. Wells. The Executive Committee, which met once during 1997, has the authority to take all actions that could be taken by the Board of Directors, except as provided by statute. It may meet between regularly scheduled Board meetings to take such action as is necessary for the efficient operation of the Company.

  The Executive Committee's duties relating to nominations to the Board include proposing a slate of directors for election by the shareholders at each Annual Meeting and proposing candidates to fill vacancies on the Board. It conducts research to identify suitable candidates for Board membership, and seeks individuals who will make a substantial contribution to the Company. It will consider candidates proposed by shareholders. Generally, candidates must be highly qualified and affirmatively desirous of serving on the Board. They should represent the interests of all shareholders and not those of a special interest group. Any shareholder wishing to propose a candidate for consideration should forward the candidate's name and a detailed background of the candidate's qualifications to the Secretary of the Company.

Compensation Committee
  The Compensation Committee consists of John R. Blouin, H. Wayne Harris and Ernest R. Wish. The Compensation Committee met twice during 1997. The Compensation Committee administers the Company's Amended and Restated Incentive Stock Plan. See "Report of the Compensation Committee" herein. The Compensation Committee also makes recommendations to the Board with respect to the compensation paid to the Chief Executive Officer and other executive officers. See "Report of Board of Directors on Compensation" herein.

Acquisition Committee
  The  Acquisition  Committee  consists  of  Ira  J.  Kaufman,  James J.
Roberts, Jr.,  Anthony  Spier  and  Ernest R. Wish.    The  Acquisition
Committee met five times during 1997. The Acquisition Committee identifies and makes recommendations to the Board regarding possible acquisitions and other investment opportunities of the Company.


                 SECURITIES BENEFICIALLY OWNED BY
               PRINCIPAL SHAREHOLDERS AND MANAGEMENT

  Set forth in the following table are the beneficial holdings on December 31, 1997, of each person known by the Company to own beneficially more than five percent of its outstanding common stock, directors and nominees, the Chief Executive Officer, the Executive Vice President and General Manager and all executive officers and directors as a group.

                                                Shares
                                              Beneficially
                                                Owned               % of
                                              (a) (b) (c)          Class

Voting Rights Agreement............            866,654(f)          19.3%

James J. Roberts, Jr. .............            563,162(d)          12.6%
  Individual and as Trustee of
  the James J. Roberts Trust
  dated January 23, 1991
  1619 Colonial Parkway Inverness,
  Illinois 60067

The Killen Group, Inc. ............            245,400(e)           5.8%
  1199 Lancaster Avenue
  Berwyn, Pennsylvania 19312

Dimensional Fund Advisors, Inc.....            231,700(e)           5.5%
  1299 Ocean Avenue
  11th Floor
  Santa Monica, California 90401

Anthony Spier......................            171,358              3.8%

Randall S. Wells...................            107,508              2.4%

Ernest R. Wish.....................             25,126               *

John R. Blouin.....................             24,626               *

H. Wayne Harris....................             11,326               *

Ira J. Kaufman.....................              9,457               *

Frank Martin.......................              2,200               *

Officers & Directors as a group
(15 persons).......................           1,134,009            25.3%


*Represent holdings of less than one percent.

(a)  The  amounts  shown include  the following  shares  that  may   be
     acquired within 60  days pursuant  to  outstanding  stock  options:
     Mr. Spier, 54,175 shares; Mr. Wells, 23,200 shares; and all executive officers and directors as a group, 272,522 shares.

(b)  Excludes shares owned in  joint tenancy as follows:  Mr.  Spier,(b)
     21,383 shares; Mr. Blouin, 1,000 and Mr. Martin, 1,000 shares.   In
     each case, beneficial ownership of such shares is disclaimed.

(c) The amounts shown include performance-based restricted stock awards that could vest in accordance with their terms as follows:
     Mr. Spier, 14,000 shares; Mr. Wells, 4,000 shares; and all executive officers and directors as a group, 46,000 shares. These performance-based restricted stock awards were amended in February 1996. See "Report of the Compensation Committee" for a description of the performance-based restricted stock awards.

(d) According to Schedule 13D filed with the Securities and Exchange Commission by Mr. Roberts and other information furnished by him, Mr. Roberts has sole voting power over all shares beneficially owned by him. According to such information, all of these shares are owned by Mr. Roberts as trustee of a trust of which he is sole beneficiary.

(e) According to Schedule 13G filed with the Securities and Exchange Commission, The Killen Group, Inc., a registered investment advisor, is deemed to have beneficial ownership of 245,400 shares of Wells-Gardner Electronics stock as of December 31, 1997.

     According to Schedule 13G filed with the Securities and Exchange Commission, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 231,700 shares of Wells-Gardner Electronics stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(f) According to the Voting Rights Agreement dated February 29, 1996, Mr. Spier, Mr. Blouin, Mr. Roberts and Mr. Wells have agreed to vote 866,654 shares as a block on certain matters. See "Voting Rights Agreement" for additional disclosure.

              REPORT OF BOARD OF DIRECTORS ON COMPENSATION

  This report of the Board of Directors shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Overview of Executive Compensation Policies
  The Board of Directors' policy with respect to compensation of the Company's executive officers includes the following objectives:

     * Maintain a level of compensation that will attract and retain highly qualified individuals.

     * Match the compensation goals of the executive officers with the short-term and long-term operational goals of the Company.

     *      Align  the   interests  of   the  executive   officers   and
            shareholders.

     *      Reward  significant  performance  by  individual   executive
            officers, which performance contributes to the success of the Company.

  To achieve these objectives, the overall compensation of the Company's executive officers was comprised in 1997 of salaries and stock options granted under the Company's Amended and Restated Incentive Stock Plan. The Board of Directors determines the annual salary of each executive officer, based upon recommendations of the Executive Committee. The
Amended and Restated Incentive Stock Plan is administered by the Compensation Committee. See "Report of the Compensation Committee" herein.

  Certain executive officers are parties to employment contracts which specify minimum salaries. Any compensation exceeding such minimum levels is set relative to executive compensation at comparable companies in the electronics industries and companies of comparable size.

Chief Executive Officer Compensation
  Mr. Spier is employed under a contract originally entered into in connection with his joining the Company and being elected as Chairman of the Board, President and Chief Executive Officer of the Company in April 1994 (the "1994 Contract"). In February 1996, Mr. Spier's contract was amended (the "Amended Contract"). The Amended Contract, which expires December 31, 2000, but can be extended for additional one-year terms thereafter, provides for minimum annual compensation of $200,000 until December 31, 1996, and $225 ,000 thereafter. Mr. Spier may terminate the Amended Contract in the event of a "change in control" of the Company. If, upon a "change of control" of the Company, Mr. Spier terminates the Amended Contract and does not, within five days of termination, enter into a new contract with a term of at least two years with the Company or the Company's successor, the Amended Contract provides that Mr. Spier is entitled to a lump sum payment in an amount equal to the greater of the compensation Mr. Spier would have been entitled to but for such termination during the remaining term of the agreement and twice his total compensation from the Company for the twelve calendar months preceding termination. In addition, in case of a "change of control," the Amended Contract provides for payment of the value of any unvested stock options or stock awards, and a payment to offset any excise tax liability (pursuant to section 4999 of the Internal Revenue Code) incurred. In addition, Mr. Spier is to be reimbursed for legal fees and expenses incurred by Mr. Spier as a result of such termination. Mr. Spier also received stock options in 1997. See "Report of the Compensation Committee" and "Summary Compensation Table" herein.

                         BOARD  OF DIRECTORS
                 Anthony Spier      Frank R. Martin
                 John R. Blouin     James J. Roberts, Jr.
                 Ira J. Kaufman     Randall S. Wells
                 H. Wayne Harris    Ernest R. Wish

                 REPORT OF THE COMPENSATION COMMITTEE

  The Company believes that significant stock ownership by executive officers is a major incentive in building shareholder value and aligning the interests of executives and shareholders. Under the Company's Amended and Restated Incentive Stock Plan, which is administered by the Compensation Committee, nonqualified stock options, incentive stock options, stock appreciation rights and stock awards may be granted to officers and other key employees of the Company. In 1997, 125,000 stock options were granted to nine executive officers.

Chief Executive Officer Awards
  In 1994, in connection with Mr. Spier joining the Company and being elected Chairman of the Board, President and Chief Executive Officer, and as a part of his overall compensation, Mr. Spier received a performance-based restricted stock award of 30,000 shares and received an additional restricted stock award of 9,000 shares in connection with the grant of performance-based restricted stock awards to all executive officers (the terms of which are set forth in footnote (c) to the "Summary Compensation Table" herein). In 1997, Mr. Spier was also granted an option to purchase 30,000 shares of Common Stock at an exercise price of $3.75, the fair market value on the date of the grant.
 See "Option Grants in 1997" for further information with respect to the specific terms of such grant. The Compensation Committee believes the
stock  awards  make  a   significant  portion  of  Mr. Spier's  overall
compensation dependent on Company performance and the option grant helps to align Mr. Spier's long term compensation directly with shareholder value since the potential value of the grant is tied directly to increases in the fair market value of the Company's Common Stock during the term of the option.


                     COMPENSATION COMMITTEE
                         John R. Blouin
                         H. Wayne Harris
                         Ernest R. Wish

                   SUMMARY COMPENSATION TABLE

  Set forth on the following table are, for the years indicated, each component of compensation paid to the Chief Executive Officer, Vice
President and General  Manager of Business  Services, Vice President  of
Marketing and  Engineering  and  Executive Vice  President  and  General
Manager.

                                  Annual Compensation                      Long-Term Compensation
                                                    Other         Restricted   Securities   Long-Term       All
Name and                                            Annual         Stock       Underlying   Incentive      Other
Principal           Fiscal  Salary (a)  Bonus   Compensation (b)  Awards (c)    Options     Payouts (c)  Compensation(d)
Position             Year       ($)       ($)         ($)             ($)         (#)          ($)           ($)
Anthony Spier         1997     227,529   39,998          12,524          ---       30,000        42,000           33,116
 Chairman of the      1996     202,066      ---          13,800          ---       30,000           ---            6,766
 Board, President     1995     151,428      ---          16,435          ---       26,700           ---            6,460
 and Chief Executive
Officer

Mark Komorowski       1997     100,817    4,376           8,400          ---       15,000         7,000            3,447
 Vice President       1996     100,692      ---           5,508          ---       10,000           ---            2,751
 and General          1995      79,642      ---             ---          ---       13,300           ---            2,527
 Manager of
 Business Services

John Pircon           1997      88,222   13,198           8,400          ---       15,000         7,000            3,136
 Vice President       1996      90,113      ---           6,474          ---       15,000           ---            2,945
 of Marketing and     1995      81,031      ---           8,008          ---       13,300           ---            2,277
 Engineering

Randall Wells         1997      79,805   13,010           8,400          ---       15,000         7,000            3,001
 Executive Vice       1996      79,599      ---           8,400          ---       15,000           ---            3,052
 President and        1995      82,112      ---           9,205          ---       17,800           ---            2,708
 General Manager

(a)  Includes all pre-tax employee contributions to the  Employee
     Retirement 401(k) Plan.

(b)  Includes  benefits   associated  with  the  use  of  a   Company
     automobile or monthly allowance for 1997, 1996 and 1995.

(c) In 1994, Mr. Spier received performance-based restricted stock awards aggregating 39,000 shares, which awards were amended in February 1996, and, as amended, are subject to vesting or forfeiture as follows: 12,000, 13,000 and 14,000 of Mr. Spier's shares will vest in each of 1996, 1997 and 1998, respectively, if the Company's earnings from continuing operations before interest and tax (EBIT) for that year equal or exceed the target amount for that year. Shares for any year which do not vest because of failure to attain that year's performance goal may vest on the basis of the attainment of cumulative performance goals during the three-year period. The performance goal set for these awards was reached for the period ended December 31, 1997 and subsequently paid in 1998. Any awards that have not vested as specified above will be forfeited. These restricted shares will be forfeited in case of the termination of Mr. Spier's employment with the Company, except if Mr. Spier is terminated by the Company without cause. Any dividends declared on the Common Stock will be paid on the
     restricted shares.   As  of December 31, 1997,  Mr. Spier owned  a
     total of 14,000 shares of restricted stock with a fair market value of $83,125.

       In 1994, Mr. Komorowski, Mr. Pircon and Mr. Wells received performance-based restricted stock awards of 9,000 shares each, which awards were amended in February 1996, and, as amended, are subject to vesting or forfeiture as follows: 2,000, 3,000 and 4,000 shares will vest in each of 1996, 1997 and 1998, respectively, if the Company's earnings from continuing operations before interest and tax (EBIT) for that year equal or exceed the target amount for that year. Shares for any year which do not vest because of failure to attain that year's performance goal may vest on the basis of the attainment of cumulative performance goals during the three-year period. The performance goal set for these awards was reached for the period ended December 31, 1997 and subsequently paid in 1998. Any awards that have not vested as specified above will be forfeited. Any dividends declared on the Common Stock will
     be paid  on  the  restricted shares.    As  of  December 31, 1997,
     Mr. Komorowski, Mr. Pircon and Mr. Wells each owned a total of 4,000 shares of restricted stock each with a fair market value of $23,750.

(d) Includes 1997 automobile purchase of $26,350, premiums paid on life insurance for the benefit of Mr. Spier for 1997, 1996 and 1995 of $2,016, $2,016 and $2,016, respectively and the Company's contributions to the Employee Retirement 401(k) Plan in 1997, 1996 and 1995 of $4,750, $4,750 and $4,444, respectively.

     Includes premiums paid on life insurance for the benefit of Mr. Komorowski for 1997, 1996 and 1995 of $97, 115, and $86,
     respectively and the Company's contributions to the Employee Retirement 401(k) Plan in 1997, 1996 and 1995 of $3,350, $2,636 and
     $2,441, respectively.

     Includes premiums paid on life insurance for the benefit of Mr. Pircon for 1997, 1996 and 1995 of $171, 193, and $166, respectively and the Company's contributions to the Employee Retirement 401(k) Plan in 1997, 1996 and 1995 of $2,965, $2,752 and $2,111,
     respectively.

     Includes premiums paid on life insurance for the benefit of Mr. Wells for 1997, 1996 and 1995 of $383, 441, and $234, respectively and the Company's contributions to the Employee Retirement 401(k) Plan in 1997, 1996 and 1995 of $2,618, $2,611 and $2,474,
     respectively.

                         OPTION GRANTS IN 1997

  Set forth is certain information concerning grants of options to the Chief Executive Officer, Vice President and General Manager of Business
Services, Vice President of Marketing and Engineering and Executive Vice
President and General Manager.

                              Individual Grants                             Potential
                                                                         Realized Value
                               Percentage                                  at Assumed
                  Number of    of Total                                   Annual Rates
                  Securities   Options                                   of Stock Price
                  Underlying   Granted to                                 Appreciation
                  Options      Employee     Exercice of                  for Option Term
                  Granted      in 1997      Base Price     Expiration       5%          10%
Name                (#)          (%)        ($/share)      Date           ($)           ($)

Anthony Spier     30,000 (a)      10.50        3.750        3/1/2007     53,714        128,654

Mark Komorowski   15,000 (a)       5.25        3.750        3/1/2007     26,857         64,327

John Pircon       15,000 (a)       5.25        3.750        3/1/2007     26,857         64,327

Randall Wells     15,000 (a)       5.25        3.750        3/1/2007     26,857         64,327

(a) The options become exercisable in 25% installments in August 1997, February 1998, February 1999 and February 2000.

                  AGGREGATED OPTION EXERCISES IN 1997 AND
                    OPTION VALUES AT DECEMBER 31, 1997

  Set forth on the following table is information relating to the number of shares of Common Stock subject to options held at December 31, 1997, by the Chief Executive Officer, Vice President and General Manager of
Business Services,  Vice President  of  Marketing  and Engineering  and
Executive Vice President and General  Manager.  Unexercised options for
193,611 shares of Common Stock were in-the-money at December 31, 1997.



                  Shares
                 Acquired                  Number of Securities            Value of Unexercised
                    on       Value     Underlying Unexercised Options     In-the-Money Options at
Name             Exercise   Realized       at Fiscal Year-End (#)         at Fiscal Year End (a) ($)
                   (#)       ($)        Exercisable     Unexercisable     Exercisable   Unexercisable

Anthony Spier      13,350     36,713         32,500            44,175          80,469         112,683

Mark Komorowski     4,000     11,000         12,900            19,575          31,556          49,270

John Pircon             0          0         27,936            22,075          71,542          56,302

Randall Wells      16,400     47,913         11,250            23,200          12,422          59,888


(a) Based on a per share value, at December 31, 1997, of $5.9375.

   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Anthony Spier, James J. Roberts, Jr. and Randall S. Wells serve on the Executive Committee, which deals with certain matters related to compensation of executive officers. Mr. Spier does not participate in any decisions relating to his compensation. The Compensation Committee, which administers the Company's Amended and Restated Incentive Stock Plan, consists of John R. Blouin, H. Wayne Harris and Ernest R. Wish. Mr. Roberts is Chairman of the Board and Chief Executive Officer of James Industries, Inc. and Mr. Blouin is President of James Industries, Inc., a sales representative organization, acts as a sales representative for, and as a distributor of, the Company's products. James Industries, Inc. has been an independent sales representative for the Company since 1979 and is compensated therefor on a commission basis pursuant to the Amended and Restated Sales Representation Agreement dated August 15, 1997 (the "Representation Agreement"). Commissions paid pursuant to the Representation Agreement to James Industries, Inc. in 1997, totaled approximately $1,541,000. The agreement expires December 31, 2000, but can be extended for additional one-year terms thereafter. James Industries, Inc. also acts as a distributor, purchasing the Company's products for sale to third parties. For 1997, the Company's sales to James Industries, Inc. totaled approximately $406,000.

              COMMON STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the yearly percentage change in the cumulative total shareholder return of the Company's Common Stock with the cumulative total return of the S&P Midcap 400 Index and the S&P Electronics-Instrumentation Index during the years 1992 through 1997, assuming the investment of $100 on December 31, 1992, and the reinvestment of dividends.


                             Base
Company/Index               Dec-92    Dec-93    Dec-94    Dec-95    Dec-96    Dec-97
Wells-Gardner Electronics   100.00     60.38     40.56     48.11     66.04     89.62
S&P Midcap 400 Index        100.00    113.95    109.87    143.86    171.49    226.80
Electronics
  (Instrument) - Mid        100.00    127.08    141.57    190.65    206.22    196.86


       PROPOSAL FOR APPROVAL OF THE ADOPTION OF THE WELLS-GARDNER
           ELECTRONICS CORPORATION 1998 INCENTIVE STOCK PLAN


  The Company's Amended and Restated Incentive Stock Plan (the "Prior Plan") was originally adopted by the Board of Directors on March 4, 1992, and was approved by the Company's shareholders on April 28, 1992.
 The Board of Directors has adopted a new 1998 Incentive Stock Plan (the "Option Plan") on February 19, 1998, subject to shareholder approval, under which (i) 600,000 Common Shares are available for benefits, and
(ii) benefits may be granted until December 31, 2008. The Option Plan allows awards to be made to substantially all Company employees and consultants. The Option Plan should therefore allow the Company to attract, motivate and retain outstanding management personnel by providing such individuals with long-term financial incentives.

  The Option Plan is a flexible plan which will provide the Board with discretion to grant stock-based or cash incentives to eligible employees, directors and consultants as the Board deems appropriate. It will permit the issuance of awards in a variety of forms, including:
(i) non-qualified and incentive stock options for the purchase of common stock, (ii) stock appreciation rights, (iii) restricted stock, (iv) deferred stock and (v) other stock or cash awards. Grants of awards under the Option Plan will comply with, and shall be subject to, all applicable provisions of Rule 16b-3 under the Exchange Act. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE ADOPTION OF THE OPTION PLAN.

  The following summary of certain features of the Option Plan is qualified in its entirety by reference to the full text of the Option Plan, which will be filed with the Securities and Exchange Commission.

General
  The purpose of the Option Plan is to promote the overall financial objectives of the Company and its stockholders by (i) motivating those persons selected to participate in the Option Plan to achieve long-term growth in stockholder value and (ii) by retaining the association of those individuals who are instrumental in achieving this growth. The Option Plan is administered by the Compensation Committee of two or more non-employee directors, appointed by the Board of Directors (the "Committee"). All decisions regarding awards under the Option Plan will be made by such Committee.

  The Option Plan provides for the grant of up to 600,000 shares of common stock. In the discretion of the Committee, shares of common stock subject to an award under the Option Plan that are forfeited, otherwise remain unissued upon termination of an award or are received by the Company in connection with exercise of an award shall become available for additional awards under the Option Plan. In the event of a stock dividend, stock split, recapitalization, sale of substantially all of the assets of the Company, reorganization or other similar event, the Committee will adjust the aggregate number of shares of common stock subject to the Option Plan and the number, class and price of such shares subject to outstanding awards to reflect equitably the effects of such change. The Company is obligated to and intends to register shares of common stock issues under the Option Plan on a Form S-8.

  The Board of Directors may amend, modify or discontinue the Option Plan at any time, unless such amendment impairs the rights of a participant, without the participant's consent. Certain amendments are subject to stockholder approval, including, without limitation, any increase in the number of shares that can be granted under the Option Plan. The Committee may amend the terms of any award granted under the Option Plan, subject to the consent of a participant if such amendment impairs the rights of such participant.

Awards Under the Option Plan
  Stock Options. The Committee shall determine the number of shares of common stock subject to the options to be granted to each participant which may be non-qualified stock options, incentive stock options or a combination thereof to the participants. Only persons who on the date of the grant are employees of the Company or any subsidiary of the Company may be granted options which qualify (under Code section 422) as incentive stock options. Options granted under the Option Plan will provide for the purchase of common stock at prices determined by the Committee, but in no event less than the par value of a share of Common Stock on the date of grant and 100% of the fair market value if an option is an incentive stock option. No incentive stock option shall be exercisable later than the tenth anniversary date after its grant. No incentive stock option shall be granted later than the tenth anniversary date of the adoption of the Option Plan.

  Options granted under the Option Plan shall be exercisable at such times and subject to such terms and conditions as set forth in the Option Plan and as the Committee shall determine or provide in an option agreement. Except as otherwise provided in any option agreement, options may only be transferred by will or under the laws of descent and distribution, and all options shall be exercisable during the
participant's lifetime.   The option exercise  price is  payable by  the
participant (i) in cash, (ii) in shares of common stock, (iii) by the execution and delivery of a promissory note, (iv) by delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount necessary to pay for all common stock acquired, (v) in shares of common stock issuable upon any exercise of the option having a total fair market value on the date of delivery equal to such Option Price,
(vi) by constructive delivery ("attestation") of shares of common stock, equal to the Option Price, or (vii) by a combination of such methods. Upon termination of a participant's employment with the Company due to death or disability, all of such participant's options shall be fully exercisable for one year. Upon termination of a participant's employment with the Company due to retirement or involuntary termination of employment (other than for cause), all of such participant's options shall be fully exercisable for ninety days. If a participant voluntarily ceases to be an employee of the Company (other than due to cause), all of his outstanding options shall be fully exercisable for sixty days. If a participant ceases to be an employee of the Company for cause, all of his outstanding options shall terminate immediately.

  Options granted to Named Officers may not be fully deductible, if and to the extent the income recognized on the exercise of the options or with respect to other compensation in the same calendar year exceeds $1,000,000.

  Stock Appreciation Rights. The Committee in its discretion shall determine the persons, if any, to whom Stock Appreciation Rights shall be granted, the number of Stock Appreciation Rights to be granted to each participant, the periods for which Stock Appreciation Rights are granted, and the grant price thereof. Upon exercise of Stock Appreciation Rights, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the Stock Appreciation Rights are exercised over the grant price of such Stock Appreciation Rights. Stock Appreciation Rights may be granted in conjunction with options or independently.

  The terms and conditions of the Stock Appreciation Rights shall be confirmed in and subject to an agreement between the Company and the participant. Unless otherwise provided in an agreement, Stock Appreciation Rights (i) are transferable to the extent Stock Options would be transferable under the Option Plan, and (ii) terminate when Stock Options would terminate under the Option Plan.

  Restricted Stock. The Committee in its discretion shall determine the persons, if any, to whom Restricted Stock shall be granted, the number of shares of Restricted Stock to be granted to each participant, the periods for which Restricted Stock is restricted, and any other restrictions to which Restricted Stock is subject, conditioned on such performance goals and other criteria as it may determine. The terms and conditions of the Restricted Stock shall be confirmed in and subject to an agreement between the Company and the participant. During the restriction period, the Committee may require that the certificates evidencing the Restricted Stock be held by the Company. During the restriction period, the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Other than the foregoing restrictions imposed by the Committee, the participant shall have all the rights of a holder of common stock. If a participant's employment terminates during the restriction period due to death or disability, the restrictions on the Restricted Stock shall lapse.

  Deferred Stock. The Committee in its discretion shall determine the persons, if any, to whom Deferred Stock shall be granted, the number of shares of Deferred Stock to be granted to each participant, the period prior to which the Common Stock is delivered (the "Deferral Period"), and any other conditions to which Deferred Stock is subject, conditioned on such performance goals and other criteria as it may determine. The terms and conditions of the Deferred Stock shall be confirmed in and subject to an agreement between the Company and the participant. During the Deferral Period, the Deferred Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Unless otherwise provided in the agreement, cash dividends shall be deferred and reinvested in Deferred Stock. If a participant's employment terminates during the Deferral Period due to death or disability, the restrictions on the Deferred Stock shall lapse.

  Performance Awards. From time to time, the Committee may select a period during which one or more performance criteria designated by the Committee are measured for the purpose of determining the extent to which a performance award has been earned. The performance criteria which the Committee may designate are (1) total shareholder return; (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index; (3) net income; (4) pre-tax earnings; (5) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization); (6) pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special terms; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating income, excluding the effect of charges for acquired in-process technology and before payment of executive bonuses; and (13) working capital.

  Performance awards may be in the form of performance shares (valued by reference to shares of stock), or cash incentives. Performance awards may be paid in cash, stock, other property or a combination thereof. Recipients of performance awards are not required to provide consideration other than the rendering of services and any minimum exercise price required by applicable law.

  Stock Awards. Stock Awards can be awarded to a grantee without cost and without restrictions as a bonus or as additional compensation for services to the Company. Stock Awards allow the Committee (i) to sell shares at prices below fair market value, or (ii) to issue shares without other payment.

Changes in Control
  Upon the occurrence of a Change  in Control (as defined in the  Option
Plan), the following  shall occur:   (i) all unexercised  stock options
shall become immediately exercisable, (ii) all restrictions and deferral limitations on the Restricted Stock, Deferred Stock or other Award shall lapse, and (iii) Performance Awards and cash incentive Awards shall be fully distributable. In addition, unless the Committee provides otherwise in an option agreement, after the Change in Control a participant shall have the right to surrender all or part of the outstanding awards and receive in cash from the Company the following
amount for each award:   (i) the excess of the  Change in Control Price
over the exercise price of the award, multiplied by (ii) the number of shares of common stock subject to the award.

                           NEW PLAN BENEFITS
                       1998 INCENTIVE STOCK PLAN

     Name and                 Dollar             Number of
Principal Position          Value ($) (a)        Units (b)

Anthony Spier                   ---                ---
  Chairman of the
  Board, President and
  Chief Executive Officer

Mark Komorowski                 ---                ---
  Vice President and
  General Manager of
  Business Services

John Pircon                     ---                ---
  Vice President of
  Marketing and
  Engineering

Randall Wells                   ---                ---
  Executive Vice
  President and
  General Manager

Executive Group                 ---                ---

Non-Employee Director Group     ---                ---


Non-Executive Officer           ---                ---
 Employee Group

(a) The dollar value is indeterminable because no grants have been made under this Plan.

(b)  No units have been granted under this Plan.

Discussion of Federal Income Tax Consequences
  The following summary of tax consequences with respect to the awards under the Option Plan is not comprehensive and is based upon laws and regulations in effect on March 20, 1998. Such laws and regulations are subject to change.

  Stock Options and Stock Appreciation Rights. There are generally no Federal income tax consequences either to the optionee or to the Company upon the grant of a stock option or stock appreciation right. On exercise of an incentive stock option the optionee will not recognize any income and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. Generally, if the optionee disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize compensation income and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares on the date of exercise over the option exercise price (or the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the optionee will be treated as a capital gain. On exercise of a non-qualified stock option or a stock appreciation right, the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price will generally be taxable to the optionee as compensation income and will generally be deductible for tax purposes by the Company, subject to the Section 162(m) limitation on the deductibility of non-performance based compensation in excess of $1,000,000 to the Named Officers. The disposition of shares acquired upon exercise of a non-qualified stock option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

  Restricted Stock. A participant who is granted Restricted Stock may make a Section 83(b) Election to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares granted shall be taxed as capital gains (or loss) upon a subsequent sale of the shares. However, if the participant does not make a Section 83(b) Election, then the grant shall be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire, except in the case of a 16(b) Person, in which case the fair market value will be determined at the later of (i) six months after the date on which the Restricted Stock was granted or (ii) the date of the expiration of the restrictions. Unless a participant makes a Section 83(b) Election, any dividends paid on stock subject to the restrictions are compensation income to the participant and compensation expense to the Company. The Company is entitled to an income deduction for any compensation income taxed to the participant, subject to the
Section 162(m) limitation on the deductibility of non-performance based compensation in excess of $1,000,000 to the Named Officers.

  Other Awards. With respect to other Awards granted under the Option Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of shares or other property received and the Company will be entitled to a deduction for the same amount. With respect to Awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier, and the Company will be entitled to a deduction for the same amount, subject to possible limitation under Section 162(m).

  In the event any payments or rights accruing to a participant upon a Change in Control, or any other payments awarded under the Option Plan, constitute "parachute payments" under Section 280G of the Code, depending upon the amount of such payments accruing and the other income of the participant from the Company, the participant may be subject to an excise tax (in addition to ordinary income tax) and the Company may be disallowed a deduction for the amount of the actual payment.

            PROPOSAL FOR RATIFICATION OF APPOINTMENT
                OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors of the Company has appointed the firm of KPMG Peat Marwick LLP to serve as independent public accountants of the Company for the fiscal year ending December 31, 1998. Although shareholder ratification is not required, the Board of Directors believes that the shareholders should be afforded the opportunity to ratify the appointment and has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. KPMG Peat Marwick LLP has served as independent public accountants of the Company with respect to the Company's financial statements for fiscal years 1995, 1996 and 1997, and is considered by the Board of Directors of the Company to be well qualified. If the shareholders do not ratify the appointment of KPMG Peat Marwick LLP, the Board of Directors may reconsider the appointment. During fiscal 1997, KPMG Peat Marwick LLP provided the Company with audit and tax services totaling approximately $74,400.

  A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and may have the opportunity to make a statement. The representative will also be available to respond to appropriate questions from the shareholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.


        COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any person holding more than ten percent of the Company's Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission and any exchange or quotation system on which the Common Stock is listed or quoted. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied by its directors and officers and ten percent holders. In making these statements, the Company has relied on the representations of its directors and officers and its ten percent holders and copies of the reports that they have filed with the Securities and Exchange Commission.

                  PROPOSALS OF SECURITY HOLDERS

  Any shareholder proposal intended to be presented at the 1999 Annual Meeting of Shareholders must be received at the Company's executive offices, 2701 North Kildare Avenue, Chicago, Illinois 60639, by no later than November 20, 1998, in order to be considered for inclusion in the Company's proxy statement materials relating to such meeting.

                          OTHER BUSINESS

  The Company is not aware of any business to be acted upon at the Meeting other than that which is described in this Proxy Statement. In the event that other business calling for a vote of the shareholders is properly presented at the Meeting, the holders of the proxies will vote your shares in accordance with their best judgment.



Chicago, Illinois
March 20, 1998

                 Wells-Gardner Electronics Corporation
                       2701 North Kildare Avenue
                        Chicago, Illinois  60639

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Anthony Spier, Randall S. Wells and James J. Roberts, Jr. and each of them, as Proxies, each with power of substitution, and hereby authorizes them to vote, as designated below, all common shares of Wells-Gardner Electronics Corporation held of record by the undersigned on March 13, 1998, at the annual meeting of shareholders to be held on April 28, 1998, and any adjournment thereof. A majority of the Proxies present at the meeting, and if only one is present, then that one, may exercise the power of all the Proxies hereunder.

  1.  ELECTION OF DIRECTORS
       o  FOR all nominees listed below

       o  WITHHOLD AUTHORITY to vote for all nominees listed below

          (except as marked to the contrary below)

      Anthony Spier, John R. Blouin, H. Wayne Harris, Ira J. Kaufman, Frank R. Martin, James J. Roberts, Jr., Randall S. Wells,
      Ernest R. Wish

     If additional persons are nominated, the named Proxies may cumulate the votes represented by this proxy in their discretion among the above named nominees. The withholding of authority to vote for any individual nominee or nominees will permit the Proxies to distribute the withheld votes among the remaining nominees. (INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space below).


  ______________________________________________________________________


     2.   ADOPTION OF  THE  COMPANY'S 1998  INCENTIVE  STOCK PLAN.    To
     consider and vote upon a proposal to adopt the Company's 1998 Incentive Stock Plan.

        o  FOR                o  AGAINST                 o  ABSTAIN

     3. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. To consider and vote upon a proposal to ratify the appointment of
     KPMG Peat Marwick LLP, as independent public accountants of the Company for the current fiscal year.

        o  FOR                o  AGAINST                 o  ABSTAIN

     4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED DIRECTORS AND FOR PROPOSAL 2 AND 3.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



     DATED__________________________________________, 1998


     _____________________________________________________
     Signature

     _____________________________________________________
     Signature if held jointly

     Please mark, sign, date and return the proxy card promptly using the enclosed envelope.